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                                                                    EXHIBIT 23.2



Board of Directors
Clear Channel Communications, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-033371), in Registration Statements on Form S-8 (Nos. 33-14193, 33-59772, 33-64463 and 333-29717), and in the Registration Statement
on Form S-4 (No. 333-43747) of our report dated March 4, 1997, relating to the 1996 consolidated financial statements of Australian Radio Network Pty Limited and its controlled entities (such consolidated financial statements not separately presented in this Form 8-K), which report appears in the Annual Report of Clear Channel Communication, Inc. on Form 10-K for the year ended December 31, 1996.


/s/ KPMG


KPMG
Sydney, Australia
March 12, 1998